PTS INC.

Letter of Intent

February 20, 2007

Dr. Albert A. Gomez

RE: Acquisition of Strategic Healthcare Systems, Inc.

Dr. Gomez:

Signed on this date by and between PTS INC., a publicly traded OTCBB company (“PTSH”), and Dr. Albert A. Gomez (collectively referred to as the “Shareholder”), who collectively holds fifty four point six nine percent (54.69%) of the issued and outstanding common stock and five million (5,000,000) shares of Series B Preferred stock of STRATEGIC HEALTHCARE SYSTEMS INC., a publicly traded Pink Sheet company (“SHCS”), this Non-Binding Letter of Intent will confirm the intent of the Parties to pursue an acquisition of 75,208,332 common shares and five million (5,000,000) shares of Series B Preferred stock of which has a par value of $.001, is non-convertible, has voting rights at 100 to 1 over SHCS’s common shares and has a redemption value at par value, or $.001 per share (a combined total 88.33% of voting rights) , of SHCS held by Dr. Albert A. Gomez and to be acquired by PTSH.

1.

Agreement.  On the date of closing (the “Closing”), as defined in the planned definitive stock exchange agreement that is to be entered into between and among SHCS, the Shareholders, and PTSH (the “Final Agreement”), the Shareholders shall transfer 88.33% ownership interests in SHCS to PTSH in exchange for promissory note in the amount of $3,500,000 from PTSH and Series E Preferred stock in PTSH to secure the same as set forth in paragraph 5 herein below.  Each share of the Series E Preferred Stock is convertible into one dollar ($1.00) worth of common stock.  No dividend is payable to the holders of Series E Preferred Stock.  The holders of the Series E Preferred Stock shall have no voting rights on any matter submitted to the stock holders of the Company for their vote, waiver, release or other action, or be considered in connection with the establishment of a quorum, except as may otherwise be expressly required by law or by the applicable stock exchange rules.

2.

Litigation

2.1  PTSH is a publicly traded OTCBB company and free from litigation.

3.

Tax Consequences.  No party to this Letter of Intent makes any representation or warranty as to the tax consequences of the transfers contemplated hereby.  Each party agrees to obtain and be guided by his own tax advisor.

4.

Closing.  Both parties shall endeavor to complete the transaction no later than May 31, 2007.

5.

Exchange of Shares.  At the time of Closing between the Shareholder and PTSH, the Shareholders (which shall constitute the holders of not less than 54.69% of the issued and outstanding shares of common stock of SHCS and five million shares of Series B Preferred stock) shall exchange 78,208,332 (54.69% of the total outstanding common shares of SHCS) shares of common stock and 5,000,000 shares of Series B Preferred Stock of SHCS for a promissory note in the amount of $3,500,000 and Series E Preferred Stock in PTSH to secure the same.

5.1

Promissory note from PTSH to Dr. Albert A. Gomez in the amount of $3,500,000 with 6% interest rate and equal monthly payments commencing on the thirty seventh (37th ) month until paid in full.

5.2

PTSH has the right to prepay said promissory note without prepayment penalty.

5.3

3,500,000 shares of Series E Preferred Stock shall be issued to Dr. Albert A. Gomez on the closing date to secure the promissory note reference in section 5.1

5.4

Dr. Gomez has the right to convert Series E Preferred stock into common stock of PTSH with conversion value of one dollar ($1.00) a share.  Such conversion cannot commence prior to the 25th month.  Any such conversion cannot exceed 4.99 percent of PTSH’s outstanding common stock.  All conversion proceeds to be deducted from the promissory note referenced in section 5.1

5.5

For the consideration of stock Dr. Albert A. Gomez will sign a 5 year employment agreement at time of closing with SHCS which shall consist of a 3 year non-compete from date of termination or resignation from SHCS.

6.

Post Acquisition Status of SHCS.  At closing, SHCS will become a subsidiary of PTSH.  As such, SHCS shall maintain its own Board of Directors and Officers.  SHCS agrees to allow the appointment of one member of the board of directors by PTSH. At the time of Closing, the Board of Directors of PTSH will accept the appointment of one member by SHCS to the board of PTSH.  PTSH will also accept the appointment of one officer to PTSH by SHCS.

7.

Financing of Subsidiary.  PTSH hereby warrants that it will secure on a best effort basis a  commitment for $1.0 million in a 504 offering from a reputable financial institution.

8.

Share Sale and Exchange.  It is our understanding that the contemplated exchange would be conducted pursuant to the Final Agreement reflecting the foregoing provisions and including such other terms and conditions as are mutually agreed upon among the parties thereto in the course of good faith negotiations and as are usual and customary in transactions of the type contemplated hereby.  In connection therewith:

8.1.

Representations and Warranties.  The Agreement to be executed by the parties shall contain customary and usual representations and warranties by the parties, and the principal executive officer of each of the parties shall certify these representations and warranties “to the best of their personal knowledge and information.”

8.2.

Audit of SHCS Financials. SHCS agrees to submit to an audit of its financials by a qualified auditing firm and agrees to cooperate with the selected auditor to complete the audit in a timely fashion.  All costs of the audit of SHCS shall be the sole responsibility of PTSH.

8.3.

Unwinding of Agreement.  The Agreement to be executed by the parties will contain provisions that allow the Agreement to be unwound and the respective parties to return to their pre-Agreement state without further consequence or obligation to either party if:

8.3.1.

Insufficient Funding.  PTSH is unable to secure or provide adequate funding to SHCS.

8.3.2.

Inabilities to pay promissory note. PTSH is unable to make the monthly payments to Dr. Gomez.  PTSH has 90 days to cure such default.

8.3.3.

Adverse Events. PTSH or SHCS is found to be affected by conditions or events that compromise their respective abilities to fulfill the terms and conditions of the Agreement.

8.3.4.

Decrease in SHCS Revenue.  If SHCS’ 2007 revenue is less than 50% of their audited 2006 revenue, then PTSH shall have the right to unwind this transaction.

8.4.

Further Terms.  The Agreement to be executed by the parties shall provide for the examination and inspection of the books and records of each of the parties prior to Closing; the delivery no later than ten days prior to the date of Closing of customary schedules listing each party's material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested.  Each of the parties shall provide financial statements consisting of a balance sheet and a related statement of income for the period then ended, which fairly present the financial condition of each as of their respective dates and for the periods involved, and such statements shall be prepared in accordance with generally accepted accounting principles consistently applied or upon such other basis as the parties shall mutually agree and for the periods mutually agreed upon among the parties.  In addition, the Agreement shall contain customary and usual indemnification and hold harmless provisions.

8.5.

Conditions Precedent.  In addition to the foregoing terms, the Agreement will contain the following conditions precedent:

9.

Counsel for PTSH shall have completed a review of SHCS and counsel for SHCS shall have completed a review of PTSH.

10.

At the Closing, PTSH shall be current on all of its filings under the Securities Exchange Act of 1934, as amended.

11.

PTSH, SHCS and the Shareholder shall have performed, in all material respects, all of their obligations under the Agreement.  All of the statements, representations and warranties contained in the Agreement shall be complete and true in all material respects.

12.

No material adverse changes shall have occurred in the business, properties and assets of SHCS other than changes set forth in the Agreement or occurring in the ordinary course of business.

13.

Negotiations with Third Parties.  In consideration of the undertaking by PTSH and SHCS of the substantial legal, accounting, and other expenses incident to the negotiation and preparation of the Agreement, PTSH, SHCS and the Shareholder agree that, until 90 days following the execution and delivery of this Letter of Intent, or the parties determine to terminate this Letter of Intent, whichever shall occur first, PTSH, SHCS and the Shareholder will not enter into or pursue any arrangements or negotiations with any other party relative to the disposition of any ownership interest in the assets of SHCS, or the merger or acquisition of SHCS with or into any other party, other than the proposed mergers between SHCS and certain other corporations which are planned to become subsidiaries of SHCS as a result of the transactions described in this Letter of Intent.

14.

Expenses and Liabilities.  PTSH, SHCS and the Shareholder each agree to pay their own legal, accounting and other costs associated with the proposed transaction other than the audit of SHCS.  PTSH agrees to accept the costs of the audit of SHCS.

15.

Binding Effect.  The parties acknowledge that their mutual intent to proceed with the exchange is subject to several preconditions.  This Letter of Intent shall not constitute a legal obligation between them and no party hereto shall have any obligation of any kind to consummate the transaction contemplated hereby until and unless the Agreement with respect to the exchange is authorized, executed, and delivered.  Each party agrees to exercise good faith and its best efforts to complete the exchange transaction as contemplated hereby.

Signature Page Follows

Counterpart Signature.  This Letter of Intent may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

                                                                                            STRATEGIC HEALTHCARE SYSTEMS, INC.

                                                                                            By: /s/ Dr. Albert A. Gomez

                                                                                                 Dr. Albert A. Gomez, President and CEO

DR. ALBERT A. GOMEZ

By: /s/ Dr. Albert A. Gomez

       Dr. Albert A. Gomez, Individual

Agreed to this 20th day of February, 2007

PTS, INC.

By:  /s/ Peter Chin

        Peter Chin, President and CEO